EXHIBIT 10.1

SPONSORSHIP & SERVICES AGREEMENT

THIS SPONSORSHIP AGREEMENT (this “Agreement”) is entered into to be effective June 14, 2022 (the “Effective Date”) between Rangers Stadium Company LLC, a Delaware limited liability company (“StadCo,” or the “Rangers”), on the one hand, and GZ6G Technologies Corp. (“Sponsor”), on the other hand. The Rangers and Sponsor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined have the meaning set forth in Exhibit A, which Exhibit A is hereby incorporated as part of this Agreement.

A. Rangers Baseball LLC (“TeamCo”) owns and operates a Major League Baseball (“MLB”) team known as the Texas Rangers Baseball Club who play their home games at Globe Life Field in Arlington, Texas (“Globe Life Field,” or the “Ballpark”);

B. Pursuant and subject to the terms, covenants, and conditions of the Ballpark Lease (as defined herein), the City of Arlington has leased the Ballpark exclusively to StadCo and granted StadCo the right to enter into contracts to conduct sponsorship, promotional opportunities, and advertising for the Rangers’ Home Games at the Ballpark; and

C. Sponsor desires to receive certain sponsorship Benefits and to attend Home Games at the Ballpark.

For and in consideration of the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Term. The term of this Agreement shall commence as of the Effective Date and end on December 31, 2024, unless terminated earlier pursuant to this Agreement (the “Term”). Subject to the MLB Documents as defined herein, certain Benefits may extend to the Postseason for additional costs per Postseason game.

2. Grant of Sponsorship Rights. The Rangers hereby grant to Sponsor the following sponsorship benefits (the “Benefits”) for each of the 2023 through 2024 Championship Seasons and until the expiration or termination of the Term, subject to (i) Sponsor’s timely payment of all Rights Fees required to be paid hereunder, and (ii) the terms and conditions set forth in Exhibit A:

a.

Party Suite. Sponsor shall have the right to use a party suite at one (1) Home Game in each Championship Season, with the Home Game to be mutually agreed upon by the Parties and subject to availability. The Rangers shall provide Sponsor with fifty (50) admission tickets and eight (8) parking passes for the applicable Home Game. The Rangers shall provide a food and beverage credit of $2,000 in connection with the use of such party suite, with the menu (including menu items and quantity of items) established by the Rangers; provided that any food and beverage costs and expenses above such $2,000 credit shall be the responsibility of Sponsor. Suite use is subject to the Rangers’ then-current terms and conditions for suite usage.

b.

Corporate Season Tickets. Commencing as of the Effective Date and continuing for each subsequent Championship Season during the Term, the Rangers shall provide Sponsor with the following for all Home Games: four (4) season tickets, located in a mutually agreed-upon lower level location and one (1) parking pass. Sponsor may purchase such tickets for Postseason Home Games, subject to availability, at then-current gate pricing.

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c.

Batting Practice. Sponsor shall have the opportunity for up to four (4) Sponsor guests to view the Rangers batting practice prior to two (2) Home Games, with the Home Games to be mutually agreed upon by the Parties and subject to availability. As a condition of participation, each Sponsor guest must sign a waiver and release of liability provided by the Rangers.

d.

English Radio Broadcasts. Sponsor shall receive one (1) thirty-second (:30) pre- or post-game network spot, as determined by the Rangers in its discretion and subject to change, during the English radio broadcasts of all Championship Season games on the Rangers’ radio network (collectively, the “English Radio Elements”). For the avoidance of doubt, the foregoing English Radio Elements do not extend to or include national radio broadcasts, satellite radio broadcasts, and/or radio broadcasts transmitted via Interactive Media.

e.

Ballpark’s Free Wi-Fi Branding. Sponsor shall receive the following free Wi-Fi related benefits at all Home Games and events at the Ballpark during the Term, and Sponsor shall be granted pass-through rights related thereto; provided, however, the selection of Sponsor’s third party partners are subject to the Rangers’ sole prior written approval, which shall not be unreasonably withheld (by way of example and for clarification, the Rangers’ withholding of approval shall not be deemed unreasonable if (i) Sponsor’s third party partner does not comply with all MLB Documents (as defined below) or in a manner consistent with the reputation and prestige of the Rangers or Rangers Marks (as defined below), or (ii) if such third party partner conflicts with any exclusive or semi-exclusive Rangers’ partnerships):

(1)	entitlement of Ballpark’s free Wi-Fi SSID (all Advertising Copy and/or creative shall be pre-approved by the Rangers in its sole discretion);

(2)

captive portal for accessing Ballpark’s free Wi-Fi (Sponsor shall have the ability to oversee the design, esthetics, entitlement, and branding of the Ballpark’s existing Wi-Fi captive portal as of the Effective Date, but in no case shall Sponsor receive operating control of the actual captive portal itself or any data collected or related thereto, and all Advertising Copy and/or creative shall be pre-approved by the Rangers in its sole discretion); and

(3)

landing page granting access to Ballpark’s free Wi-Fi via the captive portal (Sponsor shall have the ability to oversee the design, esthetics, entitlement, and branding of the Ballpark’s existing Wi-Fi landing page as of the Effective Date, but in no case shall Sponsor receive operating control of the actual landing page itself or any data collected or related thereto, and all Advertising Copy and/or creative shall be pre-approved by the Rangers in its sole discretion, and furthermore, Sponsor agrees to include the initiatives of the Rangers and REV Entertainment LLC (“REV”) in equal rotation with Sponsor’s third party partners on such landing page banner advertising, including, but not limited to, the Rangers’ and/or REV’s ticketing, merchandise, and promotion initiatives and the Rangers’ co-branded credit card program).

3. Category. Sponsor’s rights pursuant to this Agreement are non-exclusive and shall be limited to the following category (the “Category”): Wi-Fi technology.

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4. Rights Fees. In exchange for the Benefits granted to it under this Agreement, Sponsor shall pay to the Rangers the following amount (the “Rights Fees”), which is due on the dates set forth below:

2023: $375,000, to be paid in two (2) equal installments of $187,500 each on or before March 1, 2023 and June 1, 2023.

2024: $375,000, to be paid in two (2) equal installments of $187,500 each on or before March 1, 2024 and June 1, 2024.

5. Ballpark’s Free Wi-Fi Branding prior to the 2023 Championship Season. Subject to the terms and conditions set forth in Exhibit A, the Parties may mutually agree to grant Sponsor all or some of the Benefits outlined in Section 2(e) above (the “Wi-Fi Benefits”) prior to the start of the 2023 Championship Season. In the event such Wi-Fi Benefits are made available to Sponsor prior to the 2023 Championship Season as contemplated by this Section, Sponsor shall pay to Rangers, in addition to and not in lieu of the Rights Fees, an amount equal to one half (1/2) of all revenue received from third party partners utilizing Sponsor’s pass-through rights to the Wi-Fi Benefits. For the avoidance of doubt, all such third-party partners remain subject to all terms and conditions hereof, including without limitation, Rangers’ sole reasonable rights of approval of each and every partner as set forth in Section 2(e).

[Signature Page Follows]

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In Witness Whereof, having reviewed this Agreement, including Exhibit A and any other exhibits, the Parties execute this Agreement as of the Effective Date by having their duly authorized representatives sign below:

GZ6G TECHNOLOGIES CORP.		RANGERS STADIUM COMPANY LLC

By:	/s/ Coleman Smith	By:	/s/ Jim Cochrane
Name:	Coleman Smith	Name:	Jim Cochrane
Title:	CEO	Title:	SVP, Partnerships & Client Services

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EXHIBIT A

TERMS AND CONDITIONS

A. Payment of Fees and Costs. Sponsor shall promptly pay Rangers (i) the Rights Fees and (ii) the amount of any third party costs, expenses or liabilities incurred by Rangers that are the responsibility of Sponsor under this Agreement (the “Fees”). All payments of such amounts shall be made within thirty (30) days of the furnishing by Rangers of an invoice and reasonable documentation detailing such costs and expenses through the date of such request. All checks for any Rights Fees or Fees owed under this Agreement shall be made payable to Rangers Stadium Company LLC. If any amount payable under this Paragraph is not paid when due, such amount shall bear interest until paid at an annual rate equal to 12% compounded annually, or the maximum rate permitted by law from time to time if 12% exceeds such maximum rate and the Rangers shall have the right to withhold any or all of the Benefits during the period in which such amount remains unpaid. The Rangers shall have no obligation to provide Benefits withheld pursuant to the foregoing sentence at a later date, nor any obligation to provide any substitute Benefits or any refund of or reduction in the Rights Fees or any applicable Fees. Sponsor shall pay all costs and expenses of creating and implementing all of the Benefits and collateral materials associated with this Agreement in accordance with the terms set forth herein. Except as otherwise specifically provided in this Agreement, each of the Parties hereto shall pay its own expenses of performing its obligations under this Agreement. All payments shall be made in U.S. dollars without set-off, reduction, deduction, abatement or withholding of any kind and time shall be of the essence with respect to each payment. All payments due to Rangers shall be net of all applicable Sponsor agency fees or commissions and all applicable taxes (other than income taxes of Rangers), which shall be the responsibility of Sponsor.

B. Advertising Copy. Sponsor shall produce the Advertising Copy in accordance with the deadlines and specifications established by the Rangers. Except as set forth herein, Sponsor is responsible for the cost and administration of designing, preparing, installing, maintaining and removing the Advertising Copy described in Paragraph 2. Advertising Copy shall be subject to the Rangers’ prior written approval. At least sixty (60) days before commencing production of any Advertising Copy, Sponsor shall, at its sole expense, submit, as applicable, the concept, artwork, design, storyboard, script, text, photographs and other material for such Advertising Copy to the Rangers for its prior approval and, if applicable, evidence that all governmental approvals required under any law with respect to such Advertising Copy have been obtained. Rangers shall have the right to disapprove any Advertising Copy in its sole discretion and for any reason, including, but not limited to, if the Rangers determine in good faith that such Advertising Copy: (i) is of substandard technical quality; (ii) does not conform to Rangers’ specifications for the Signs, publications, stated design preferences, or other Benefits as set forth in Paragraph 2; (iii) does not comply with applicable government standards, rules, laws or regulations or with applicable MLB Documents, regulations or policies; (iv) is in bad taste, reflects unfavorably upon or disparages Rangers, its players, coaches or staff, the Ballpark, the City of Arlington, MLB or any of their respective owners or employees; (v) could be construed by the consuming public to be an endorsement by the Rangers of Sponsor’s goods/services; or (vi) is otherwise reasonably objectionable. Sponsor may have the right to modify or change any Advertising Copy displayed as provided in this Agreement, subject to Rangers’ right of approval, at Sponsor’s expense. All Advertising Copy shall be solely for Sponsor’s use in connection with advertising or promoting, Sponsor and/or Sponsor’s products and/or services within the Category in the Home Television Territory, and shall not be used to promote products and/or services outside the Category or any third party’s products/services.

C. Other Events and Post-Season. Except as otherwise provided in this Agreement, the Benefits pertain only to Rangers’ Home Games played during the Championship Season at the Ballpark, and do not apply to Jewel Events or other third-party events at the Ballpark.

D. Permitted Activities.

1. Sponsor acknowledges that (i) third parties may be granted the right to use all or a portion of the Ballpark, or to advertise, sell or promote products or services (including products or services within the Category) within the Ballpark or elsewhere on the Ballpark premises, at Jewel Events or other third-party events; (ii) during Jewel Events or such other third-party events relating to, by way of example only, concerts and other special events to be held at the Ballpark (and for reasonable periods before and after such events for set-up and break-down), Rangers or third parties may be required to remove, obscure, black out, mask, cover, obstruct, or interpose different signage or advertisements over certain of Sponsor’s Advertising Copy and/or Signs inside and/or around the Ballpark on an interim basis; and (iii) in connection with any Jewel Event or other third-party events in the Ballpark, Rangers and such third parties may, inside and/or around the Ballpark, display temporary banners, signs and similar event-specific materials, announce, promote or acknowledge any sponsor of such other event, including but not limited to advertising and signs promoting products or services in the Category.

2. Sponsor also acknowledges that the Rangers do not control certain telecasts and broadcasts (whether by radio, television, internet or any other medium now existing or hereafter developed, whether live or recorded) of the Rangers’ games or other events, or certain of the other media (whether now existing or hereafter developed) through which other Benefits are to be provided, and that such telecasts, broadcasts and other media may include advertising or promotion of third party products and services within the Category and/or advertising by Category competitors.

3. Sponsor acknowledges and agrees that none of the foregoing (whether or not it includes advertising for products and services within the Category or by a Category competitor) shall be a violation of this Agreement.

E. Rights of MLB. Sponsor acknowledges that MLB and its Affiliates have certain rights (a) to license the marks of MLB and its member teams (including Rangers’ marks), and (b) to grant sponsorship rights and benefits with respect to the MLB and its member teams nationally, and that any exercise of such rights by MLB, its Affiliates or any other person or entity not under the control of the Rangers shall not be construed to be a breach of this Agreement even if it involves activity within the Home Television Territory of the Rangers.

F. Use of Images and Promotions. Nothing in this Agreement shall be construed to convey to Sponsor any rights with respect to the use of (i) the name, image, likeness or personality of any past, present or future Rangers’ player, coach, employee or any other individual not expressly granted herein, or (ii) any image, mark drawing, rendering, or other materials relating to the Ballpark not expressly granted herein.

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G. Trademarks.

1. Rangers Marks. “Rangers Marks” shall mean the Rangers’ “T” the Rangers’ primary logo, the Ballpark logo, the color schemes used by the Rangers in advertising, logos or uniforms, or any other copyrights, service marks, lettering, trade dress, color schemes, logos, trademarks, word marks, symbols, emblems, trademark designs, or indicia of source, identification, sponsorship or affiliation, if any, used, owned or reasonably understood to be associated with, or applied to be registered, or registered, by or on behalf of the Rangers. Sponsor shall have no rights to any Rangers Marks except as explicitly mentioned in Paragraph 2 of this Agreement. Subject to Sponsor’s strict compliance with all of the terms and conditions of this Agreement, Rangers hereby grants Sponsor a limited, non-exclusive, non-sublicenseable license to use the Rangers Marks as explicitly permitted in Paragraph 2 of this Agreement, subject to the prior written approval of the Rangers in each instance. Sponsor shall (i) use and display the Rangers Marks in such form and manner as are approved in advance and in writing by Rangers, and (ii) agree to use such other legends, markings, and notices in connection with the Rangers Marks as Rangers may require in its discretion. Sponsor shall not make any changes to the approved form and manner of the Rangers Marks without the written consent of the Rangers. All Advertising Copy and Benefits shall be exploited by Sponsor in accordance with: (1) Rangers’ quality standards and in a manner consistent with the reputation and prestige of the Rangers Marks, and (2) all applicable Laws. Rangers shall have the right to prohibit or limit, in its sole discretion, any use of the Rangers Marks that it believes may injure, impede or compromise the significant goodwill in and to the Rangers Marks. All rights in and to the Rangers Marks not expressly granted to Sponsor under this Agreement are reserved exclusively to Rangers. Sponsor shall not have any implied rights in or to the use of the Rangers Marks, the Major League Baseball word mark and/or the Major League Baseball silhouetted batter logos, the MLB.com primary logo, or any other trademarks, trade names, copyrights, trade dress, trade names, logos or other designations of origin owned or controlled by or licensed to Rangers. Without limiting the foregoing, Sponsor, except as expressly provided herein, shall have no right to use any of the Rangers Marks on any products. Other than the limited license granted herein, nothing in this Agreement confers any right, title, or interest in the Rangers Marks to Sponsor. Rangers owns and shall continue to exclusively own all rights in and to the Rangers Marks, and all use of the Rangers Marks will inure exclusively to the benefit of Rangers. Sponsor agrees that it will not, during the Term or at any time thereafter, directly or indirectly attack, question or take any position or action adverse to Rangers’ ownership of the Rangers Marks. The use of Composite Marks (as defined herein), if any, shall not confer upon the Rangers any right, title or interest in or to Sponsor’s corporate identification and its brand, and shall not confer upon Sponsor any right, title or interest in or to the Rangers’ corporate identification, brand, or any proprietary rights, and neither Sponsor nor the Rangers shall assert any right, title or interest to the contrary against the other Party. “Composite Marks” are defined as the use of the Rangers Marks in close association with the Sponsor Marks (defined below), whether alone or with additional design or word elements, so long as any such Composite Mark shall be used in a manner that depicts the Rangers Marks as being separate and distinct from the Sponsor Marks. Upon expiration or termination of this Agreement for any reason, Sponsor will (and will cause its sublicensees to) immediately cease any and all use of the Rangers Marks, and will promptly destroy or return to Rangers any materials in its possession bearing or incorporating any of the Rangers Marks.

2. Sponsor Marks. Sponsor hereby grants worldwide to Rangers and its Affiliates, licensees, vendors, advertisers, agents, designees, broadcast partners and any Affiliated companies, the limited, non-exclusive, perpetual, irrevocable, royalty-free right and license (with sublicense rights) to reproduce, republish, publicly display, modify and otherwise use the corporate and trade name(s), trademark(s), service mark(s), logo(s), symbol(s), design(s), decal(s), artwork(s) or other proprietary designation(s) of the Sponsor (the “Sponsor Marks”), any of Sponsor’s trademarks, trade names, taglines and copyrightable materials provided to Rangers under this Agreement and used in connection with the Rangers Marks, the Ballpark Name, and/or the Ballpark Logo for any use or purpose. In particular, Rangers and its Affiliates, licensees, vendors, advertisers, agents, designees, broadcast partners and any Affiliated companies may: (i) photograph, record in audio or video format, telecast, broadcast, and/or otherwise reproduce in any medium now or hereafter devised Sponsor Marks that are used or displayed in the Ballpark and/or during any Rangers Home Game, including, but not limited to, pre-game events, post-game events, Jewel Events, and other special events, for any purpose and in any manner throughout the universe in perpetuity; and (ii) use the Sponsor Marks in connection with the design, manufacture, production, sale, offer for sale, performance, publication, use, distribution, importation, exportation, exploitation, advertisement, promotion, and display of promotional merchandise related to the Ballpark. Sponsor shall have no rights to any payment of fees, royalties or other consideration from Rangers or any other entity in connection with use of Sponsor Marks pursuant to this limited license. The foregoing license shall survive the expiration or termination of this Agreement. Sponsor represents and warrants that it has all right, title and interest in and to the Sponsor Marks and the authority to grant this limited license to Rangers. Sponsor further represents and warrants that to its knowledge none of the Sponsor Marks infringes the intellectual property or other proprietary rights of any third-party. All Sponsor Marks used or displayed in connection with the sponsorship and advertising elements set forth in this Agreement remain the sole and exclusive property of the Sponsor.

3. Enforcement of Trademark Rights; Breach and Termination of Licenses. Rangers shall use reasonable efforts to police the Rangers Marks for unauthorized uses of the Rangers Marks by third parties and enforce and defend the Rangers Marks from infringement through means that Rangers may reasonably determine in its sole discretion, all at the Rangers’ sole expense. Rangers shall immediately notify Sponsor of any perceived infringement of the Rangers Marks to the extent relevant to this Agreement. Sponsor shall use reasonable efforts to police the Sponsor Marks for unauthorized uses of the Sponsor Marks by third parties and enforce and defend the Sponsor Marks from infringement through means that Sponsor may reasonably determine in its sole discretion, all at Sponsor’s sole expense. Sponsor shall immediately notify the Rangers of any perceived infringement of the Sponsor Marks to the extent relevant to this Agreement. The Parties acknowledge and agree that any breach of the provisions of this Paragraph G by either Party, or any sublicensee of either Party, could result in irreparable injury to the non-breaching Party for which money damages may not be a sufficient remedy. Therefore, in addition to any other remedies that may be available hereunder, such non-breaching Party shall be entitled to bring suit or otherwise institute an action for the limited purpose of obtaining injunctive, temporary, or other preventive equitable relief as a remedy for any breach or threatened breach of the provisions of this Paragraph G, which breach or threatened breach could reasonably be expected to result in irreparable damage to the non-breaching Party. Upon termination of this Agreement the licenses and sublicenses granted hereunder shall immediately terminate, except to the extent necessary to permit the following: (i) the Parties and their sublicensees will have a sufficient period of time, which period will be as long as commercially reasonable, but in no event will be less than sixty (60) days or more than one hundred twenty (120) days, to use, sell, or otherwise dispose of any promotional merchandise or other items that bear any of the Rangers Marks and/or Sponsor Marks and which promotional merchandise or items are in inventory, on-hand, in transit, in process, or are subject to a contract for manufacture or use that cannot be canceled immediately without damages or penalty; and (ii) the Parties and their sublicensees will have a sufficient period of time, which period will be as long as commercially reasonable, but in no event less than sixty (60) days nor longer than one hundred twenty (120) days, to allow any Signs and/or Advertising Copy affixed to the Ballpark to be removed from the Ballpark and to make any physical changes or repairs to the Ballpark necessitated by the removal of such Signs and/or Advertising Copy. If applicable, the foregoing provisions shall also apply to MLB Properties, MLBAM, and/or their respective licensees.

H. Default. If either Party breaches its obligations under this Agreement (other than a delay in fulfillment of its obligations as a result of a Force Majeure as defined in Paragraph J, including without limitation a failure to make any payments as required by this Agreement), the non‑defaulting Party shall have the option to immediately cease all performance under this Agreement. If such default is the failure by Sponsor to pay the Rights Fees or any other monetary obligations (including the Fees) when due under this Agreement, the Rangers may exercise its right to terminate this Agreement immediately, declare the entire unpaid balance of all Rights Fees and all due but unpaid Fees for the Term immediately due and payable, and/or pursue any available remedies immediately upon written notice to Sponsor. In the case of any other breach under this Agreement, the non‑defaulting Party shall provide the defaulting Party with written notice of the alleged default and, if such default is curable, thirty (30) days (or such shorter time as exigencies may require) within which to cure the default to the reasonable satisfaction of the non‑defaulting Party. If the defaulting Party fails to cure the default to the reasonable satisfaction of the non‑defaulting Party within thirty (30) days (or such shorter time period) after the date such written notice is given, the non‑defaulting Party may, in addition to any other remedies which may be available to it under the circumstances, terminate this Agreement effective immediately by providing written notice of such termination to the defaulting Party. The Rangers may also terminate this Agreement by providing ten (10) days written notice in the event that (i) the Sponsor files bankruptcy, makes a general assignment for the benefit of creditors, or is otherwise subjected to proceedings under any insolvency law, (ii) Sponsor fails to conduct business in the same manner as Sponsor conducts business as of the Effective Date, (iii) Sponsor or any Affiliate of Sponsor becomes involved in any business or industry, or undertakes any activities, or engages in activities which are inconsistent with MLB’s overall image, such that MLB Documents would prohibit the Rangers from having a sponsorship relationship with Sponsor, (iv) the Rangers have any reason to terminate related to use of the Ballpark, which will not be considered a default by either Party; (v) the Rangers have any other legitimate business reason to terminate this Agreement; or (vi) the Rangers secure a jersey patch/naming rights sponsorship with a sponsor in the Category.

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I. Termination. Upon any termination or expiration of this Agreement: Sponsor shall (i) have no further rights to receive or exercise the Benefits, and (ii) pay the Rangers within ten (10) days after such expiration or termination, all amounts then due and owing (whether in cash or in kind) through the date of termination. If this Agreement is terminated as set forth in Paragraph H(iv), then neither Party will have the right to recover any damages, and as Sponsor’s sole and exclusive remedy, the Rangers shall return a pro-rata portion of any pre-paid Rights Fees to Sponsor.

J. Force Majeure. No Party shall be in breach of this Agreement in the event of non-performance due to an act of God, natural disaster, catastrophe, accident, fire, labor dispute, lockout, strike, riot or civil commotion, act of public enemy, governmental act, regulation or rule, failure of technical facilities, construction delays, a day of national mourning, epidemic, pandemic or other outbreak of disease or illness (including, without limitation outbreak of the disease designated as COVID-19 or the related virus designated SARS-CoV-2, also known as the “coronavirus” (the “COVID-19 Outbreak”)), and/or any efforts to contain or prevent disease or illness, however implemented, including via order, regulation, recommendation or similar proclamation, by any of the Governor of the State of Texas, other applicable authority having jurisdiction over the Ballpark or the Rangers, or by MLB, emergency or other circumstance or event beyond the reasonable control of the Parties to this Agreement, as a result of which at any time a Party is unable to grant any of the rights described in Paragraph 2 or otherwise perform any of its obligations hereunder (a “Force Majeure”). The Parties’ respective performance under this Agreement will be suspended during such Force Majeure, each Party shall resume full performance of this Agreement upon the conclusion of such Force Majeure, and the Parties shall confer in good faith to determine if any remedial action is necessary as a result of such Force Majeure. For the avoidance of doubt, the Parties further acknowledge and agree that the occurrence of any Event (or Events) of Force Majeure resulting in StadCo’s inability to perform its obligations hereunder in whole or in part due to any subsequent law, ordinance, rule, regulation and/or order adopted, promulgated or issued after the Effective Date of this Agreement by the United States of America, the State of Texas, the County of Tarrant, the City of Arlington, and/or any other public or military authority, including, without limitation, with respect to an epidemic, pandemic, or other outbreak of disease or illness, shall not constitute a breach hereunder (each, a “Governmental Order”). Subject to Paragraph R, if a Force Majeure occurs during the Term and the Rangers are unable to grant any of the rights or benefits described in Paragraph 2 or perform any of its obligations hereunder, the Rangers shall have the option to (i) terminate this Agreement and return a pro-rata portion of any prepaid Rights Fees to Sponsor, or (ii) provide mutually agreeable alternate advertising and promotional rights of substantially equivalent or greater sponsorship or promotional value to Sponsor, either during or after the Term, at no additional cost to Sponsor beyond the Rights Fees (and any applicable Fees) payable by Sponsor hereunder.

K. Substitution for Unavailable Benefits.

1. Sponsor and the Rangers acknowledge that from time to time during the Term, certain of the Benefits otherwise called for under this Agreement may become unavailable to the Rangers, may become impossible or impracticable to provide (including, for example, because the Rangers have terminated a particular business activity to which a Benefit relates, such as a local television or radio program, or because of a change in the MLB Documents in a manner adverse to Sponsor’s rights hereunder), or may impose an economic burden on the Rangers materially greater than the burden it could reasonably have expected to incur on the date hereof (each, an “Unavailable Benefit”). With respect to any Unavailable Benefit for which a remedy is not otherwise provided in this Agreement or in another agreement between Sponsor and the Rangers, the Rangers shall have the right, in lieu of such Unavailable Benefit, to provide to Sponsor one or more substitute promotions or benefits or advertisements having substantially the same sponsorship or promotional value as the Unavailable Benefit (as determined by Rangers in their reasonable discretion), except that if a Benefit has become an Unavailable Benefit due to a Force Majeure, the provisions of Paragraph J shall apply. Any action by the Rangers in accordance with the preceding sentence shall satisfy all of the Rangers’ obligations hereunder with respect to the Unavailable Benefit and shall constitute Sponsor’s sole and exclusive remedy.

2. Rangers reserves the right to change the location of tickets, suites, and/or Signs during the Term to a reasonably comparable location in the event that there is a design or physical alteration to the Ballpark, due to any MLB Documents and/or requirements, government requirements, or other reasons beyond the control of Rangers that require a change in the seating manifest or location of Signs.

3. This Agreement shall not operate as or constitute any warranty, representation, covenant, or guarantee by the Rangers that any number of Home Games shall occur at the Ballpark, as the case may be, during the Term.

L. MLB. Notwithstanding any other provision of this Agreement:

1. This Agreement and the rights, exclusivities and protections granted by the Rangers to Sponsor hereunder shall, at the request of Major League Baseball, be subject to its review and written approval, and shall in all respects be subordinate to, and shall not prevent the issuance, entering into, or amendment of, any of the following, each as may be issued, entered into or amended from time to time (collectively, the “MLB Documents”): (i) any present or future agreements or arrangements entered into by, or on behalf of, the Office of the Commissioner of Baseball, Major League Baseball Properties, Inc., MLB Advanced Media, L.P., MLB Advanced Media, Inc., MLB Media Holdings, L.P., MLB Online Services, Inc., The MLB Network, LLC, MLB Network Holdings, LLC and/or any of their respective present or future affiliates, assigns or successors (collectively, the “MLB Entities”) or the Major League Baseball Clubs acting collectively, including, without limitation, the Major League Constitution, the Basic Agreement between the Major League Baseball Clubs and the Major League Baseball Players Association, the Professional Baseball Agreement, the Major League Rules, the Interactive Media Rights Agreement, and each agency agreement and operating guidelines among the Major League Baseball Clubs and any MLB Entity; and (ii) the present and future mandates, rules, regulations, policies, practices, bulletins, by-laws, directives or guidelines issued or adopted by, or on behalf of, the Commissioner of Baseball, the Office of the Commissioner of Baseball or any other MLB Entity. The issuance, entering into, amendment, or implementation of any of the MLB Documents shall be at no cost or liability to any MLB Entity or to any individual or entity related thereto.

2. The territory within which Sponsor is granted rights hereunder is limited to, and nothing herein shall be construed as conferring on Sponsor rights in areas outside of, the Home Television Territory of the Rangers, as established and amended from time to time pursuant to the MLB Documents. To the extent Sponsor is granted rights hereunder to or in connection with any Spring Training games, (i) the territory within which Sponsor is granted such rights hereunder is limited to, and nothing herein shall be construed as conferring on Sponsor rights in areas outside of, the “Spring Training Territory” of the Rangers, as established and amended from time to time pursuant to the MLB Documents, and (ii) the time period within which Sponsor is granted such rights hereunder is limited to, and nothing herein shall be construed as conferring on Sponsor rights during any time period other than, the time period commencing immediately prior to and concluding immediately after the period in which Spring Training games are played.

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3. Except to the extent of any Club IMS Programming (as such term is defined in the MLB Documents) that is permitted to be granted by the Rangers to Sponsor pursuant to the Interactive Media Rights Agreement and which is granted to Sponsor hereunder, no rights, exclusivities or obligations involving Interactive Media are conferred by this Agreement, except as are specifically approved in writing by the applicable MLB Entity. For purposes of this provision, “Interactive Media” shall mean (i) the Internet or any other on-line system or computer network; (ii) any interactive wireless service, including, without limitation, any interactive microwave or cellular service; (iii) any interactive satellite service; (iv) any interactive broadcast television, broadcast radio or cable television service; and (v) any other medium of interactive communication now known or hereafter devised.

4. In addition to any other rights or remedies to which the Rangers may be entitled at law or in equity, the Rangers shall have the right, at no cost or liability to it or any other Major League Baseball Club or any MLB Entity, to terminate this Agreement at any time Sponsor breaches its obligations under Paragraph (L)1, (L)2 or (L)3 above. The right to terminate shall be exercisable by delivering written notice to Sponsor within 30 days after the Rangers obtains actual knowledge that such breach has occurred and the effective date of such termination shall be no more than 30 days after the date such notice is given, as specified by the Rangers in such notice.

M. Representations and Warranties. Sponsor represents and warrants that (i) the execution of this Agreement has been duly authorized by all necessary parties, (ii) this Agreement constitutes the legal and binding obligations of Sponsor and is enforceable against Sponsor (and in the case of an advertising agency/agent, is enforceable and binding against both the advertising agency/agent and the underlying sponsor) in accordance with its terms, (iii) Sponsor has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations, (iv) Sponsor is registered to transact business in the State of Texas, is in good standing, and has designated a registered agent for service of process in the State of Texas, (v) Sponsor owns or has the right to use all trademarks, brand logos, label designs, product identification, and artwork displayed in the Advertising Copy and on the Signs, (vi) Sponsor is not subject to any restrictive obligations imposed by former clients or any other person that would impair its ability to exercise its best efforts in connection with this Agreement, (vii) Sponsor’s Advertising Copy, goods/services, and all other work performed or required to be performed by Sponsor under this Agreement, complies with all applicable laws, and (viii) Sponsor’s Advertising Copy and the use of Sponsor’s Marks in accordance with the terms and conditions of this Agreement shall not violate or infringe upon the rights of any third party. Sponsor’s representations and warranties shall survive the expiration or earlier termination of this Agreement. In carrying out the terms of this Agreement, the Rangers and Sponsor shall not participate in any conduct prohibited by the Industry Public Entertainment Facilities Act of Texas, or its successor statute.

N. Indemnification; Release. Sponsor assumes full responsibility and liability for the Advertising Copy, goods/services, and/or all other work performed or required to be performed by Sponsor under this Agreement, and any game and suite attendance by Sponsor and its guests. Sponsor agrees that the foregoing shall be at Sponsor’s sole risk. Sponsor agrees to defend, indemnify, and hold harmless Rangers Baseball LLC, Rangers Stadium Company LLC, Rangers Baseball Express LLC, the City of Arlington, Ballpark Parking Partners LLC, Texas Rangers Baseball Foundation, Metroplex Sportservice, Inc., Arlington Sportservice, Inc., REV Entertainment LLC, Rangers Baseball Real Estate LLC, and each of their subsidiaries, Affiliates, partners, officers, directors, members, employees, shareholders, agents, other representatives, successors and assigns (collectively, the “Rangers Indemnified Parties”), from and against any losses, liabilities, damages, and judgments (collectively, “Claims”), including, without limitation, attorneys’ fees, arising out of or related to: (i) the use of any trademark, service mark, logo, design and other intellectual property right materials provided by Sponsor; (ii) Sponsor’s Advertising Copy and/or goods/services provided, if applicable, by Sponsor and its representatives; (iii) any negligent or grossly negligent action, inaction, omission or intentional misconduct of Sponsor; (iv) any claim for agency fees or commissions owed by Sponsor; (v) any personal injury, bodily injury, illness, death, or property damage associated with Sponsor’s or its guests’ use of any areas of the Ballpark, as the case may be; (vi) any preparation, installation, maintenance and removal performed by Sponsor and its representatives of Signs, kiosks, and/or additional Benefits outlined in Paragraph 2 of this Agreement; (vii) any sweepstakes, contest, giveaway, or similar promotion administered by Sponsor or its representatives, (viii) any conduct or activities by Sponsor that violate any applicable international, U.S., state and local laws, rules, regulations, or ordinances, and (ix) any breach, alleged breach or misrepresentation of any term, covenant, condition, or warranty contained in this Agreement by Sponsor and all costs incurred by the Rangers Indemnified Parties (including but not limited to attorneys’ fees) as a result of any breach of this Agreement, the enforcement of this Agreement against Sponsor or the collection from Sponsor of any amounts due hereunder; provided, however, no indemnity under this Paragraph N shall be enforceable by a Rangers Indemnified Party and no payment shall be made by Sponsor to or for the benefit of a Rangers Indemnified Party if such indemnity or payment with respect to such Rangers Indemnified Party would violate any federal or state tied house laws related to the alcoholic beverage industry or any provision of the Texas Alcoholic Beverage Code. Sponsor fully and forever waives, discharges, and releases the Rangers Indemnified Parties from any and all Claims arising out of or related to any matter described in clauses (i) through (ix) above. Sponsor’s indemnification obligations shall survive the expiration or earlier termination of this Agreement. Except as otherwise expressly provided in this Agreement, the Rangers have made no representations or warranties of any kind, whether expressed, implied or statutory, all of which are hereby irrevocably waived by Sponsor. No claim may be made by any Party hereunder against any other Party hereto or any Affiliate, director, partner, member, manager, officer, employee, attorney or agent thereof for any special, indirect, consequential, incidental or punitive damages (other than such damages in connection with third party claims) in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions or relationships contemplated by this Agreement or any other transaction, relationship, act, omission or event arising or occurring in connection therewith; provided, however, that nothing in this provision shall limit the liability of any Party to indemnify another Party pursuant the indemnification obligations as set forth in this Paragraph N. Each Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

O. Insurance. Sponsor shall obtain, and continuously maintain, at its own expense, the following insurance coverages for the duration of the Term (collectively, the "Required Insurance"):

1. An Insurance Services Office (or its equivalent) occurrence based Commercial General Liability Insurance Policy, providing coverage for bodily injury and property damage and personal and advertising injury including contractual liability and products/completed operations liability coverage, with minimum limits of not less than $2,000,000 per occurrence; $4,000,000 general aggregate; and $4,000,000 products/completed operations aggregate.

2. If commercial vehicles are to be used by Sponsor in connection with any Benefit(s), Automobile Liability Insurance, covering owned, non-owned, leased or hired automobiles, with a minimum combined single limit of $1,000,000 each accident.

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All Required Insurance policies must be issued by an admitted insurance carrier with an A.M. Best Rating of A-8 or better. The Rangers Indemnified Parties (except for Metroplex Sportservice, Inc. and Arlington Sportservice, Inc.) must be named as additional insureds (the “Additional Insureds”) under the Commercial General Liability and Automobile Liability Policies. Additional Insured coverage shall be extended to include products-completed operations coverage. All liability insurance policies must provide cross liability coverage (i.e., separation of insureds or severability of interests provisions). The Commercial General Liability policy shall include no third-party-over action exclusions or similar endorsements or limitations. Additionally, the Commercial General Liability policy shall include no exclusion for communicable disease, including but not limited to COVID-19, coronavirus or other related or similar illnesses or conditions. Sponsor’s liability policies shall include no exclusion for claims by employees of any of Sponsor’s contractors, subcontractors or independent contractors. Further, coverage for the Additional Insureds shall apply on a primary and non-contributory basis irrespective of any other insurance, whether collectible or not. No Required Insurance policy shall contain a self-insured retention. No Required Insurance policy shall contain a deductible in excess of $25,000. All Required Insurance deductibles shall be the sole responsibility of the Sponsor and shall not apply to the Rangers or Major League Baseball. All Required Insurance policies shall be endorsed to provide a waiver of subrogation in favor of the Additional Insureds. Each Required Insurance policy shall be endorsed to provide that the Rangers will be notified in writing of the cancellation, non-renewal or material modification of such policy no later than thirty (30) days prior to such cancellation, non-renewal or material modification (as the case may be). Sponsor shall furnish the Rangers a certificate of insurance evidencing the foregoing upon reasonable request of the Rangers. Sponsor shall furnish the Rangers with certificates of insurance evidencing compliance with all insurance provisions noted above prior to the commencement of the Sponsorship and annually at least ten (10) days prior to the expiration of each required insurance policy. Sponsor shall provide the Rangers with copies of its insurance policies and/or endorsements upon request. If any of the required policies are written on a claims made basis, Sponsor shall maintain such coverage for a period of three (3) years after termination of this Agreement and provide evidence of such coverage on an annual basis during the three (3) year period. The insurance requirements set forth will in no way modify, reduce, or limit the indemnification herein made by Sponsor. Any actions, errors or omissions that may invalidate coverage for Sponsor shall not invalidate or prohibit coverage available to the Additional Insureds. Receipt by the Rangers of a certificate of insurance, endorsement or policy of insurance which is more restrictive than the contracted for insurance shall not be construed as a waiver or modification of the insurance requirements above or an implied agreement to modify same, nor is any verbal agreement to modify same permissible or binding.

Sponsor shall require all of its vendors or contractors to provide foregoing coverages, as well as any other coverages the Rangers or Sponsor deems necessary. Such policies shall include the Additional Insureds and waiver of subrogation as set forth above. However, the fact that any vendor or contractor provides or does not provide any of the foregoing coverages or any other coverages the Rangers or Sponsor deems necessary, such coverage shall not itself relieve Sponsor of its obligations to provide said coverages. To the extent Sponsor does not require, or the vendor/contractor does not obtain such coverage, Sponsor agrees to indemnify and hold the Additional Insureds harmless from all claims, demands, losses, expenses and judgments to which said coverages would have applied. The foregoing shall in no way limit the entire indemnity obligations of Sponsor.

P. Limitation of Liability/Risks Assumed. No claim may be made by any Party hereunder against any other Party hereto or any Affiliate, director, member, manager, officer, member, employee, attorney or agent thereof for any special, indirect, consequential, incidental or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions or relationships contemplated by this Agreement or any other transaction, relationship, act, omission, or event arising or occurring in connection therewith. Each Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Rangers Indemnified Parties shall be liable or responsible for any loss, damage, illness, or injury to any person or property of Sponsor or its officers, agents, employees or invitees in or upon the Ballpark or elsewhere, including theft and vandalism, except to the extent caused by the gross negligence or willful misconduct of the Rangers or the Rangers Indemnified Parties. Notwithstanding the foregoing, nothing in this Paragraph P shall limit the liability of any Party to indemnify another Party under Paragraph N. Sponsors and its guests hereby assume all risks and dangers incidental to any events and social gatherings at the Ballpark or any parking areas, wherever they occur, including without limitation, the danger of illness and/or being injured by, among other things, thrown or batted balls, thrown or broken bats, fragments of thrown or broken bats, and other flying objects, persons, or attending patrons, and agrees that StadCo, any sports team or league, and their respective agents and players are not liable for any illness or injuries resulting from such causes.

Q. Ballpark Lease. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be subject to and subordinate to the terms, covenants, and conditions of the lease agreement for the Ballpark (the “Ballpark Lease”). The Rangers may terminate this Agreement if the Ballpark Lease is terminated, including due to voluntary lease termination by the Rangers. Sponsor agrees that this Agreement shall be performed in accordance with the rules and policies of the Ballpark including, but not limited to, rules relating to the Ballpark’s management, health, safety, hours of operation and location of advertisement, as the same may be amended from time to time.

R. COVID-19 Contingency. For the avoidance of doubt, Rangers and Sponsor hereby acknowledge and agree that the Parties have agreed to the foregoing Benefits during the COVID-19 Outbreak. Sponsor acknowledges and agrees that the Benefits and the Rights Fees payable in respect thereof, represent the fair and reasonable result of negotiations between Rangers and Sponsor. In the event that in connection with the efforts to contain or prevent further COVID-19 Outbreak any government or regulatory authority with the power to direct MLB (or the MLB Entities), or any MLB Entity so empowered, in its discretion, directs, orders, requires or otherwise causes the cancellation or postponement of any or all scheduled Home Games during the Term or prevents the presence of (or requires a reduction in the permitted number of) fans at any of the scheduled Home Games during the Term (each scenario, an “Altered Season”), such Altered Season shall not give rise to any reduction of Rights Fees payable hereunder. For the avoidance of doubt, an Altered Season shall not result in any remedy other than make good rights as set forth in Paragraph K hereof. Sponsor’s sole remedy in the event of an Altered Season is set forth in this Paragraph.

S. Financing Counterparties.

1. It is understood that Rangers or its Affiliates may, without the consent of Sponsor, mortgage, transfer, assign, grant a security interest in or collaterally assign, pledge, or otherwise encumber its interest in this Agreement, and any or all of its rights under this Agreement, including, without limitation, its right to receive payments from Sponsor hereunder (each, an “Assignment”), to any bank, lending or financing institution or any other lender or trustee or any source of or guarantor or insurer of any financing, or any trustee, collateral agent, fiduciary, or other entity appointed in connection with such financing (collectively, a “Finance Counterparty”), to secure any indebtedness of Rangers and/or any of its Affiliates, including any securitization (in each case, a “Financing”). If Rangers or one of its Affiliates notifies Sponsor in writing of any such Assignment to a Finance Counterparty, and Sponsor has not received notice of the revocation of such Assignment, then Sponsor shall, if and when requested by any such Finance Counterparty in writing, pay all amounts payable by Sponsor to Rangers or the applicable Affiliate hereunder directly to such Finance Counterparty or designated servicer of any of the foregoing in accordance with written instructions provided by Rangers, such Affiliate or such Finance Counterparty. In connection therewith, (i) Sponsor agrees to provide such further assurances and additional documentation as may be reasonably requested by such Finance Counterparty subject to the same terms and conditions applicable to Rangers and (ii) such Finance Counterparty shall have the right, but not the obligation, to remedy any default of Rangers or such Affiliate under this Agreement in accordance with the applicable cure provisions set forth herein, and, for such purpose, Sponsor hereby grants such Finance Counterparty such additional period of time as set forth below. Sponsor shall accept performance or the commencement of performance by such Finance Counterparty of any term, covenant, condition, or agreement to be performed by Rangers or such Affiliate under this Agreement with the same force and effect as though performed by Rangers or such Affiliate. No default of Rangers or its Affiliates under this Agreement shall exist or shall be deemed to exist (i) as long as such Finance Counterparty, in good faith, shall have commenced to cure such default within thirty (30) days and shall be prosecuting the same to completion with reasonable diligence and, in any event, cures such default within sixty (60) days, or (ii) if possession of the Ballpark is required in order to cure such default, or if such default is not susceptible of being cured by a Finance Counterparty, as long as such Finance Counterparty, in good faith, shall have notified Sponsor that such Finance Counterparty intends to institute proceedings under the applicable security instruments, and, in any event, cures such default within sixty (60) days.

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2. Without limiting the foregoing, if such Finance Counterparty (or any purchaser at a judicial or non-judicial foreclosure sale) shall become the owner of and succeed to the rights of Rangers in the Ballpark Lease by reason of foreclosure or by a transfer in lieu of foreclosure in the exercise of its rights as described in the Ballpark Lease, then this Agreement shall continue in full force and effect, and Sponsor shall be bound to the new owner and shall attorn to such new owner and recognize such new owner as Rangers hereunder, subject to the condition that the new owner agrees to be bound to Sponsor hereunder and to assume and perform all of the obligations of Rangers hereunder. Upon receipt of the Finance Counterparty’s written instructions, which include a certification that it has become the owner of the Ballpark Lease and succeeded to the rights of Rangers therein as stated above, Sponsor shall thereafter make all payments to be made by it hereunder directly to such Finance Counterparty or its designated servicer and Rangers irrevocably authorizes and instructs Sponsor to comply with such written instructions and releases and indemnifies Sponsor from any liability to Rangers for all payments so made to such Finance Counterparty.

3. Within thirty (30) business days after the receipt of a written request of Rangers or any Finance Counterparty, Sponsor shall execute and deliver to Rangers and any such other requesting party a written statement, to the extent applicable, (i) certifying that this Agreement is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated, and (ii) certifying that it has no actual knowledge of a default under this Agreement by any party and that there are no defenses, set-offs, recoupments or counterclaims against the enforcement of this Agreement by any party, except as may be stated. In addition to the foregoing, if a Finance Counterparty requests, in connection with providing financing for the Ballpark, any additional documentation evidencing the foregoing or containing additional assurances for the benefit of such Finance Counterparty, Sponsor shall execute and deliver such documentation.

4. Rangers’ grant of a mortgage, security interest in, collateral assignment of, pledge, or other encumbrance of this Agreement or any interest in this Agreement to any Finance Counterparty shall not constitute an assignment or transfer of Rangers’ rights under this Agreement, nor shall any such Finance Counterparty be deemed to be an assignee or transferee or mortgagee in possession so as to require such Finance Counterparty to assume or otherwise be obligated to perform any of Rangers’ obligations under this Agreement except when, and then only for so long as, such Finance Counterparty has obtained control of the Ballpark and assumed Rangers’ obligations under the Ballpark Lease and then only so long as it remains in control of and manages the Ballpark.

T. Confidentiality. Except as otherwise required by the applicable MLB Documents, by the applicable laws, or by any applicable governmental entity or agency, the Rangers and Sponsor agree not to (a) disclose Confidential Information to any third party other than on a need-to-know basis to their respective shareholders, partners, members, directors, officers, employees, owners, agents and advisors (including legal, financial and accounting advisors) (collectively, “Representatives”), or (b) use Confidential Information for any purpose other than performing its obligations under this Agreement. “Confidential Information” shall include all non-public, confidential or proprietary information that the Rangers or its Representatives make available to the Sponsor or its Representatives, or that the Sponsor or its representatives make available to the Rangers or its Representatives in connection with this Agreement, including, but not be limited to, the specific terms and conditions of this Agreement as well as information related to the past, present and future plans, ideas, methods, strategies, sales figures or projections, marketing programs or materials and other non-public information relating to either Party.

U. Notices. All material notices or other communications which are required or contemplated by this Agreement shall be in writing and sent by certified or registered mail to the addresses below. All other notices may be sent by facsimile, hand delivery, e-mail or mail.

If to the Rangers:

Rangers Stadium Company LLC

734 Stadium Drive

Arlington, Texas 76011

Attention: Legal Department

Copy: Jim Cochrane, SVP, Partnerships & Client Services

If to Sponsor:

GZ6G Technologies Corp.

8925 W. Post Road

Las Vegas, Nevada 89148

Attn: Coleman Smith, CEO

V. Governing Law & Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, including without limitation Texas laws relating to applicable statutes of limitation, without regard to conflict-of-laws principles or principles of comity which would cause this Agreement to be interpreted or governed by the applicable law of any state other than the State of Texas. The exclusive venue for any proceeding in connection with this Agreement shall be in Tarrant County, Texas.

W. Agency/Third-Party Beneficiaries. Notwithstanding anything to the contrary herein, if Sponsor enters into this Agreement through an advertising agency or similar agent, then both Sponsor and the advertising agency/agent shall be jointly and severally liable to the Rangers for any other amounts due hereunder, regardless of whether both Parties are listed or sign this Agreement. Other than as set forth in the preceding sentence, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any third parties, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

X. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of any future exercise of any right, power or remedy. All remedies available at law or in equity to either Party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be to the exclusion of others.

Y. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from this Agreement. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Z. Attorneys’ Fees. Should either Party to this Agreement commence legal proceedings against the other to enforce the terms and provisions of this Agreement, the Party losing in such legal proceedings shall pay the reasonable attorneys’ fees and expenses of the Party prevailing in such legal proceedings, as determined by the court.

AA. Equitable Relief. In addition to any other contractual, legal, and equitable rights and remedies that may be available, the Rangers shall have the right to take such steps as are necessary to prevent any unauthorized use of any of the Rangers Marks or Benefits, including petitioning a court of competent jurisdiction for a temporary restraining order, a preliminary or permanent injunction, and/or a decree for specific performance, in each case without being required to prove actual damages or furnish a bond or other security.

BB. Relationship of Parties. This Agreement does not create any agency, partnership, joint venture or employment relationship between the Parties. The relationship of the Parties shall be solely that of independent contractors. Each Party shall be solely responsible for the conduct of its respective agents and employees.

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CC. Integration Clause & Amendment. This Agreement is the final and exclusive expression of the agreement among the Parties for the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter. Sponsor represents that it is a sophisticated commercial party capable of understanding all the terms of this Agreement. This Agreement may be amended only in a writing signed by the Parties.

DD. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, all of which together shall constitute one and the same document. Counterparts may be delivered via U.S. Mail, facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become effective when Rangers transmits a fully executed counterpart hereof to Sponsor.

EE. Definitions. For purposes of this Agreement, the terms listed below shall have the following meanings:

1. Advertising Copy. “Advertising Copy” means all signage, print advertising or other advertising of Sponsor’s products and/or services including any words, slogans, logos or designs constituting trademarks or service marks of Sponsor, whether or not registered, that are displayed as provided in this Agreement.

2. Affiliate. “Affiliate” means any entity, any parent, any subsidiary, or any person (including, any natural person, or corporation, partnership, limited partnership, trust, unincorporated association or other form of business organization) controlling, controlled by or under common control with such entity.

3. Championship Season. “Championship Season” means the Major League Baseball regular season, excluding Postseason, Jewel Events, and Spring Training games.

4. Home Game. “Home Game” means a Rangers’ Championship Season home game played at the Ballpark (excluding Spring Training and Postseason), with or without spectators in attendance.

5. Home Television Territory. “Home Television Territory” of the Rangers means the television viewing area currently comprised of Texas, Arkansas, Oklahoma, Louisiana, and portions of New Mexico, as established and amended from time to time pursuant to the MLB Documents.

6. Jewel Event. “Jewel Event” means the All-Star Game, the World Baseball Classic, the Wild Card Game, the Division Series Games, League Championship Series Games and World Series Games, and on-field games and events in or around the All-Star Game (e.g., All-Star Sunday, Workout Day, and Home Run Derby Events), and any other similar events and games that may be developed during the term of this Agreement. Each shall be a “Jewel Event.”

7. Postseason. “Postseason” means the officially scheduled baseball playoff games, including the Wild Card Game, the Division Series Games, League Championship Series Games and World Series Games.

8. Postseason Home Game. “Postseason Home Game” means a Rangers’ home game played at the Ballpark which may include: the Wild Card Game, the Division Series Games, League Championship Series Games and World Series Games.

9. Signs or Signage. “Signs” or “Signage” means any advertising materials installed in advertising panels, as identified in Paragraph 2.

FF. Parking Lot Usage. If Sponsor’s rights include the right to use a parking lot, then the following terms apply to such parking lot. Sponsor shall comply with the Rangers’ then current rules and regulations for parking lot usage and all applicable rules, regulations, laws and ordinances. In the event that a parking lot is unavailable for Sponsor’s use, the Rangers reserve the right to relocate the parking area.

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Texas Rangers Sponsorship & Services Summary Agreement Dated July 11,2022

GZ6G & Texas Rangers sponsorship and Services

Summary

GZ6G technologies signed a three year exclusive wifi sponsorship and wifi network managed services agreement with Texas Rangers at Global Life Park in Arlington TX to operate their venue wifi captive portal management service agreement on July 7, 2022.

Number of Events

There are 81 MLB games played each year at Global Life Park in Arlington TX. In addition, we expect to provide wifi solutions for third party events that occur in the stadium throughout the year.

Both companies will work closely together to organize, design, and plan each MLB season for new sponsorships.

GZ6G Technologies will share the venue wifi ad space, limited venue stadium assets offering its products, services, and third party sponsorship opportunities to thousands of fans.

Venue Value

The venue minimal wifi and venue adverts is an estimated value of $750,000 per year with a guaranteed annual payment of $375,000 to the Texas Rangers for both 2023 and 2024 seasons, we plan to split 50/50 sponsor revenues for season 2022 ending in September 2022.

The 2022 partial season allows for adequate preparation for each marketing team to work together closely while managing and pre-selling the wifi and stadium ads for the April 2023 season.

Venue Responsibilities

•	The Texas rangers will provide their wifi network access exclusively to Green Zebra for a period of three years.

•	The Texas Rangers technical and creative teams will work closely with Green Zebra to create fan experience and fan engagement.

This mutually beneficial relationship working together will create the best venue, fan and advertising location based wifi experience while visiting the Texas Ranger stadium.

Venue Benefits with GZ:

•	Provide experienced technology advisory solutions

•	Reduced learning curve- Immediate wifi user experience capabilities

•	Experienced remote workforce - No additional labor resources are required by Texas Ranger to manage and operate location based technology platform(s).

•	Third party’s ability to monetize wifi location based technologies quicker.

Copyright 2021 All Rights Reserved | Confidential Information | GZ6G Technologies Corp | www.gz6g .com | support@greenzebra.net

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Texas Rangers Sponsorship & Services Summary Agreement Dated July 11,2022

Green Zebra Smart Networks team will manage the following:

1.	Monitor remotely Wifi-6 connectivity speeds to provide the best fan experience

2.	Maintain, manage, and secure remotely the wifi captive portal access throughout the duration of the agreement.

Venue Benefits:

•	Less venders to contact if technology issues occur

•	Minimizes equipment and software downtime

•	Ensures connectivity for venue uses, advertisers and sponsor

•	Monitors security risks

•	Direct Communication with GZ Marketing team

Green Zebra Smart Media solutions:

Our mission is to provide the best venue stadium engagement and fan experience that is supported by the insights to data analytics that provides greater insights to future decision making possibilities for all stakeholders.

Creative services

•	Provide technology advisor performances services

•	Work with Texas Rangers marketing team to create the interactive fan wifi venue experience

•	Creative design for the Texas Ranger MLB and Green Zebra Captive portal login pages

•	Manage additional page designs as required

•	Mange sponsor advertiser creative designs as required

•	Manage and provide wifi data analytics services

Performance Marketing Services

•	Creates Sponsorship/advertiser pitch decks and websites

•	National Marketing campaigns directed at brand sponsors and advertising agencies

Sponsor/advertiser Sales and support

•	Provides an experienced sponsor/ advertiser sales team

•	Provides direct sponsor/advertiser support

•	Offers national network of stadiums and venues to single sponsors

Relationship Value

•	Guarantee advertising RevShare partnership with venue stadiums

•	Increased single sponsor ad spend when offering a network of stadiums

•	Offer products and services to targeted audiences as its own sponsor

•	Co-Branding with stadium brands with their customers

Copyright 2021 All Rights Reserved | Confidential Information | GZ6G Technologies Corp | www.gz6g .com | support@greenzebra.net

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Texas Rangers Sponsorship & Services Summary Agreement Dated July 11,2022

Additional TX Rangers venue assets available for brand sponsor packages:

•	Tickets

•	Suites

•	Signage

•	PR

For more information about Sponsorship advertising sales contact:

Sponsor support

Copyright 2021 All Rights Reserved | Confidential Information | GZ6G Technologies Corp | www.gz6g .com | support@greenzebra.net

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